Exhibit 99.1

CATALYST DEVELOPMENT PARTNERS AND BLUEROCK RESIDENTIAL GROWTH REIT

BEGIN PRE-LEASING AT EOS APARTMENTS

EAST ORLANDO’S NEWEST LUXURY MULTIFAMILY DEVELOPMENT

Catalyst Development Partners and Bluerock Residential Growth REIT (NYSE MKT: BRG) announced they have started pre-leasing at EOS Apartments in East Orlando, Florida. The 296-unit luxury apartment community will be the featured component of Town Park, a master-planned, Publix anchored retail center near the University of Central Florida. EOS Apartments is located at 12221 E. Colonial Drive at the corner of Darrell Drive and E. Colonial.

“We are excited to offer residents a luxury property with high-end features, convenient resident services and best-in-market amenities,” said Rob Meyer, Partner at Catalyst Development Partners. “EOS Apartments will provide East Orlando a much-needed Class-A+ community that does not currently exist in the market.”

The community is professionally managed by Greystar and will offer studios, one and two-bedroom apartment homes ranging in size from 488 to 1199 square feet of living space. Interior finishes will include granite countertops, glass tile kitchen backsplashes, two tone contemporary cabinetry and wood inspired plank flooring. Floor plans will incorporate features such as gourmet kitchens, stainless steel appliances, garden tubs, nine-foot ceilings, walk-in closets, and full-size washers and dryers in most units.

EOS Apartments is built with a contemporary design that incorporates the natural elements of earth, air, fire and water. Residents will be able to enjoy four private courtyards with tranquil fountains, custom hammocks for relaxing, gardens and outdoor fireplaces that encircle a grand pool in the center of the property. The community clubhouse will include a central kitchen, full media lounge with complimentary Wi-Fi, cyber café with gourmet coffee and refreshments, pet boutique, fitness center, tanning booth, conference room and entertainment space with billiards table. The smoke free community will also offer electric car charging stations, a pet walk and picnic areas. Located near Central Florida Research Park, Waterford Lakes Town Center and Quadrangle Office Park, EOS Apartments is right on the bus line and close to local parks for recreation.

“EOS Apartments offers a fresh approach to apartment living,” said Doreen Leonard, Regional Property Manager for Greystar. “Every detail of development has been thoughtfully designed and tailored specifically for the enjoyment and needs of our residents.”

Catalyst is developing the project in conjunction with capital partner, BRG. The project is Bluerock’s third in the Orlando market.

“EOS is among the most innovative and promising developments in the Orlando area right now,” said Ramin Kamfar, Chairman and CEO of BRG. “The project is thoughtfully conceived and has, from its inception, been custom-crafted to suit the needs of a vibrant and contemporary population. We are expecting high demand for EOS.”

The community will welcome first move-ins starting this July. For more information on EOS Apartments, visit www.eosorlando.com.

About Catalyst Development Partners

Catalyst Development Partners is a boutique, real estate development firm focusing on multifamily acquisition and development opportunities in the Southeast. The firm’s principals, have a combined 60 plus year track record in the business. The Catalyst team brings extensive market knowledge, cutting-edge design and industry-leading best practices, along with the highest standards of integrity, to new development projects. To learn more about Catalyst Development Partners, visit www.catalystdp.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust. BRG focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice category. BRG’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. BRG generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, enabling BRG to operate as a local sharpshooter in each of its markets and to enhance its off-market sourcing capabilities. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

About Greystar

Greystar Real Estate Partners is a fully integrated multifamily company offering expertise in property management, development and investment throughout the United States and abroad. Headquartered in Charleston, S.C., Greystar is the largest operator of apartments in the United States and manages approximately 385,000 units in more than 100 markets with more than 10,000 team members. Greystar was founded by Bob Faith in 1993 with the intent to become a provider of world-class services in the multifamily real estate business. Greystar’s innovative business model integrates the management, development and investment disciplines of the multifamily industry. To learn more about Greystar visit www.greystar.com.

Media Contact: Tricia Peters, 602-522-1228 / tpeters@greystar.com

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Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward looking statements are based upon BRG’s present expectations, but these statements are not guaranteed to occur. Furthermore, BRG disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of BRG’s Annual Report on Form 10-K filed by BRG with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by BRG with the SEC. BRG claims the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.